Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
660 NEWPORT CENTER DRIVE, SUITE 1600
NEWPORT BEACH, CA 92660-6422

August 25, 2004

Epoch Biosciences, Inc.
21720 23rd Drive, S.E., Suite 150
Bothell, Washington 98021

     Re: Registration Statement on Form S-8

Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Epoch Biosciences, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 843,596 shares of the Company’s common stock, $0.01 par value (“Common Stock”), issuable under the Company’s 2003 Stock Incentive Plan (the “2003 Plan”).

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 843,596 shares of Common Stock to be issued under the 2003 Plan against full payment in accordance with the respective terms and conditions of the 2003 Plan will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Stradling Yocca Carlson & Rauth